AgFeed Industries, Inc. Announces Record Revenues for 2009

NEW YORK, March 9, 2010 AgFeed Industries, Inc. (Nasdaq: FEED - News), one of the largest independent hog production and animal nutrient companies in China, today announced record levels of revenue in both of its operating units: hog production and animal nutrition.  Production volumes increased by 66% in the company’s hog division and 56% in the animal nutrition division.

Dr. Songyan Li, AgFeed’s Chairman, commented, “In the face of a difficult operating and market environment for hogs in China, we are pleased with the company’s record results.  During 2009, we successfully executed against each of the five goals set out in our strategic plan. Both of our business units contributed to our record revenue of $173.2 million, an increase of over 20% from 2008.  Our production levels also achieved records; we produced 680,000 hogs and 117,000 tons of feed, which resulted in operating earnings of $0.31/share.  In spite of these record production levels our margins came under pressure as hog prices hit a 3-year low.  Taking advantage of market opportunities we chose to sell a significant number of hogs at lower weights than in the past in order to exploit certain supply & demand opportunities, in the face of increased production costs associated with increases in the price of soy and corn.  We believe our financial condition is sound. We have $36.5 million of cash and equivalents and shareholders equity of $147.6 million, which represents an increase of $28.7 million as compared to 2008.”

Dr. Li continued, “Our core strategic concept is simply described as: AgFeed, Government & Farmer. These are the three principal market participants that lead and drive our business discussions and which together must find common ground and benefit in order for our business plan to be successful.  Our business plan calls for introducing modern western standards and methods to greatly improve the efficiency and yields in our operations.  In order to successfully implement these methods and apply these standards, we will continually demonstrate the benefits of our methods and standards for food safety, yields, returns and employment.”

Dr. Li added, “Our animal nutrition business is being geared to match the nation’s growing demand and the large-scale integration of the Chinese feed industry.  According to China Research & Intelligence, there were 13,600 feed enterprises in China in 2008. Based on the data and trends provided by this research we believe that today the number of feed enterprises has fallen to approximately 10,000. As this consolidation continues, we will continue to use our technical superiority and innovative marketing model to increase our market position.  We intend to take advantage of the positive trend in the capital markets to continue to develop our market position and become one of the largest animal nutrition companies in China.”

Mr. Junhong Xiong, AgFeed’s President, stated, “Our animal nutrients distribution is focused on and located in the largest hog production regions of China.  Our goal is to increase our annual production levels to 1.2 million tons in the next 4-5 years.  Our existing distribution channels now serve almost 2,000 customers, 1,300 distributors and 780 large commercial hog farms.  Our growth strategy is to expand our distribution channels, supported by ongoing direct marketing, while continuing to supply AgFeed’s expanding base of company owned pig farms.  During the coming 12-18 months we will open two new feed mills while also evaluating selective acquisitions of feed operations that fit our distribution foot print and operating model.  We expect our distribution system to double in size in the coming years while we also increase our product range placing greater emphasis on concentrate and complete feed. We are a value added partner to our customers offering, not only our range of “green” products, but other value added services such as educational support in connection with breeding techniques, disease prevention and modern farm management systems and procedures.”

Mr. Gerard Daignault the company’s Chief Operating Officer and President of the hog division added, “Both of the strategic joint ventures which we entered into during 2009 have already shown their impact.  Working with Hypor on animal genetics and M2P2 on farm operations has already resulted in an increase in births/sow on our established farms from 17.1 to 17.6.  By 2011 we expect to achieve birth rates of 18.2.  The average in China is approximately 16.  On our western style farms, which are now under construction, we anticipated yields of 22-24.  We also expect to increase our sow base to approximately 40,000 this year and to 60,000 by 2011. This sow base will allow for production of approximately 1,250,000 hogs in 2011.”

ABOUT AGFEED INDUSTRIES, INC.

NASDAQ Global Market listed AgFeed Industries (www.agfeedinc.com) is a U.S. company with its primary operations in China. AgFeed has two profitable business lines — animal nutrients in premix, concentrates and complete feeds and hog production. AgFeed is one of China's largest commercial hog producers in terms of total annual hog production as well as one of the largest premix feed company in terms of revenues. China is the world's largest hog producing country that produced over 645 million hogs in 2009, compared to approximately 100 million hogs produced annually in the U.S. China also has the world's largest consumer base for pork consumption. Over 62% of total meat consumed in China is pork. Hog production in China enjoys income tax free status. The feed markets in which AgFeed operates represent a $20 billion segment of China's $58 billion per year animal feed market.

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Contact:  Investor Relations: AgFeed Industries, Inc.     Tel: (917) 804-3584     Email: ir@agfeedinc.com

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